Exhibit 99.1

Hercules Announces Strong Second Quarter Financial Results with $0.32 NII per Share and a $0.31 Quarterly Dividend

Net Investment Income “NII” Exceeds Dividend Payout at 103% Coverage

Q2 2016 Financial Highlights

•	$0.32 per share, or $23.4 million of Net Investment Income, an increase of 39.2% year-over-year

•	$0.34 per share, or $25.0 million of Distributable Net Operating Income, or “DNOI,” a non-GAAP measure, an increase of 31.0% year-over-year

•	14.2% increase in Total Investment Income for Q2 2016 of $43.5 million, as compared to $38.1 million in Q2 2015

•	14.4% GAAP Effective Yields

•	$159.8 million of Gross New Debt and Equity Fundings

•	$254.7 million of liquidity available for future portfolio and earnings growth, subject to existing terms and covenants

•	67.5% Regulatory Leverage at June 30, 2016

•	Q2 2016 Return on Average Equity “ROAE” (NII/Average Equity) of 12.8%

•	Investment Grade Corporate Ratings from both Standard & Poor’s (BBB-) and Kroll Bond Rating Agency (BBB+)

PALO ALTO, Calif., August 4, 2016 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the second quarter ended June 30, 2016.

The Company also announced that its Board of Directors has declared a second quarter cash dividend of $0.31 per share, that will be payable on August 22, 2016, to shareholders of record as of August 15, 2016.

“I am very proud to report another outstanding and strong quarter for Hercules, which culminated in generating 103% NII coverage of our dividend,” stated Manuel A. Henriquez, founder, chairman and chief executive officer of Hercules. “I am even more pleased that we have reached a significant inflection point by establishing a new base for earnings with the current combination of our debt investment portfolio balance, core yields, and unscheduled early loan repayments.”

Henriquez continued, “From this new base, we will continue our slow and steady march towards our desired target of a $1.3 to $1.35 billion debt investment portfolio, with anticipated core yields of 13.2%, ± 25 basis points, subject to market conditions. Despite experiencing higher than anticipated early repayment activities late in the second quarter, we nonetheless completed a very solid first half of 2016, ending with a debt investment portfolio of $1.26 billion, on a cost basis at quarter-end, placing us well within striking distance of our targeted goal, and with the potential to even exceed our target later in the second half of 2016, given our available liquidity position of ~$255 million, assuming of course favorable market conditions.”

Henriquez added, “Hercules’ origination activities continued their strong pace of growth in Q2 2016 with over $203 million in new commitments, and nearly $425 million in total new commitments for the first half of 2016. This impressive performance by our origination team helped drive Hercules to another major milestone of surpassing the $6 billion mark in total new debt commitments since inception (December 2003). Equally as impressive was our team’s achievement of ~$330 million of gross fundings, leading to ~$104 million of net portfolio growth in the first of half of 2016. We remain selective in deploying capital while also adhering to our proven ‘slow and steady’ growth strategy, which has served us well over the course of the past 12 years, as we maintain a strong quarter ending liquidity position of ~$255 million.”

Henriquez concluded, “We remain vigilant in maintaining a high quality credit loan portfolio and a highly liquid balance sheet, as we purposefully accessed both the debt and equity capital markets during the quarter, while also continuing our just-in-time accretive-to-NAV ATM equity capital markets program, raising approximately $11.3 million in net proceeds. Hercules’ strong liquidity position, coupled with its available regulatory leverage capacity as well as continued access to the capital markets, continues to be important and key differentiators amongst the many other BDCs within the industry. Our ability to access multiple different sources of liquidity has afforded us a competitive advantage of maintaining a level of flexibility to grow our debt investment portfolio while many others find themselves unable to grow or gain access to either the debt or equity capital markets.”

Q2 2016 Review and Operating Results

Growth of Debt Investment Portfolio

Hercules had a strong second quarter of 2016, having successfully entered into 16 new debt and equity commitments to new and existing companies totaling $203.9 million, and had gross fundings of $159.8 million.

During the quarter, Hercules realized unscheduled early principal repayments of $117.6 million, along with normal scheduled amortization of $24.1 million, or approximately $141.7 million in total debt repayments.

Net debt investment portfolio growth during the second quarter, on a cost basis, was $14.1 million.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter, are highlighted below:

(dollars in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 3/31/16	$1,241.8	$60.1	$42.4	$1,344.3

New fundings(a)	152.1	6.1	1.6	159.8
Warrants not related to Q2 2016 fundings	—	—	0.1	0.1
Unscheduled paydowns(b)	(117.6)	—	—	(117.6)
Principal reduction on investments	(24.1)	—	—	(24.1)
Net changes attributed to conversions, liquidations, and fees	3.7	4.0	(0.8)	6.9

Net activity during Q2 2016	14.1	10.1	0.9	25.1

Balances at Cost at 6/30/16	$1,255.9	$70.2	$43.3	$1,369.4

Balances at Value at 3/31/16	$1,205.7	$62.1	$23.5	$1,291.3

Net activity during Q2 2016	14.1	10.1	0.9	25.1
Net change in unrealized appreciation / (depreciation)	(8.0)	(6.3)	0.7	(13.6)

Balances at Value at 6/30/16	$1,211.8	$65.9	$25.1	$1,302.8

(a)	New fundings amount includes $4.9 million total new fundings associated with revolver loans during Q2 2016.
(b)	Unscheduled paydowns include $8.1M paydown on revolvers during Q2 2016.

Weighted Average Debt Investment Portfolio Balance at Cost

	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016
Ending Balance at Cost	$1,170.6	$1,109.2	$1,152.3	$1,241.8	$1,255.9
Weighted Average Balance	$1,107.0	$1,152.9	$1,107.1	$1,180.1	$1,209.0

As of June 30, 2016, 91.8% of the Company’s debt investments were in a “true first-lien” senior secured position.

Effective Portfolio Yield and Stable Core Portfolio Yield (“Core Yield”)

Effective Yields on our debt investment portfolio increased to 14.4% during Q2 2016, compared to 13.8% in Q2 2015, due to higher new debt investment yields and an increase in unscheduled early debt repayment fees and accelerations. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early payoffs, as well as other activities, or one-time event fees. Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were at 13.4% during Q2 2016, within our expected normalized levels of 13.2% ±25 basis points. Hercules defines Core Yield as yields which generally exclude any benefits from income related to early debt repayments attributed to the acceleration of unamortized origination fees and income as well as prepayment fees, and includes income from expired commitments.

Income Statement

Total investment income for Q2 2016 was $43.5 million, an increase of 14.2%, compared to $38.1 million in Q2 2015. The increase is primarily attributable to debt investment portfolio growth, specifically a greater weighted average principal outstanding of the Company’s debt investment portfolio between the periods coupled with higher effective yields which were driven by an increase in the acceleration of interest income due to early debt repayments.

Interest expense and financing fees were $8.9 million, down 3.3% compared to $9.2 million in Q2 2015. The decrease was primarily due to lower weighted average principal balances outstanding from the $40 million pay down of our 2019 Notes in December 2015, $49.6 million reduction of our Wells Facility and the $17.4 million settlement and pay-off of our Convertible Senior Notes in Q2 2016.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.8% in Q2 2016 versus 6.1% during Q2 2015. The decrease was primarily driven by the reductions described above.

Non-interest and fees expenses was $11.3 million versus $12.2 million for Q2 2015. The decrease was primarily due to changes in variable compensation related to origination activities and stock-based compensation, slightly offset by an increase in general and administrative expenses due to an increase in corporate legal expenses and outside consulting services. Total operating expenses, which includes financing expenses, for Q2 2016 was $20.2 million, down 5.4%, compared to $21.3 million for Q2 2015.

NII – Net Investment Income

NII for Q2 2016 was up 39.1% to $23.4 million, or $0.32 per share, based on 72.7 million basic weighted average shares outstanding, compared to $16.8 million, $0.23 per share, based on 71.4 million basic weighted average shares outstanding in Q2 2015. The increases are primarily due to a greater weighted average principal outstanding and higher effective yields of the Company’s debt investment portfolio between periods and slightly lower total operating expenses.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q2 2016 was $25.0 million or $0.34 per share, compared to $19.0 million, or $0.27 per share, in Q2 2015, representing an increase of

31.0%. The increases are primarily due to a greater weighted average principal outstanding and higher effective yields of the Company’s debt investment portfolio between the periods and slightly lower operating expenses.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Since Hercules’ first origination commencing in October 2004, the aggregate net realized gains/losses on investments, through June 30, 2016, totaled $11.3 million in losses, on a GAAP basis. When compared to cumulative new debt commitments of over $6.1 billion over the same period, the net realized loss since inception represents 19 basis points “bps” or 0.19% of cumulative debt commitments, or an approximate annualized loss rate of 2 bps or 0.02%.

Realized Gains/ (Losses)

During Q2 2016, Hercules had gross realized gains of $1.4 million primarily from the acquisition of the Company’s holdings in one portfolio company. These gains were offset by gross realized losses of $1.4 million primarily from the liquidation or write off of our warrant and equity investment in two portfolio companies.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/ (depreciation) in the investment portfolio is highlighted below:

	Three Months Ended June 30, 2016
(in millions)	Debt	Equity	Warrants	Total
Collateral Based Impairments	$(14.0)	$—	$(0.1)	$(14.1)
Reversals of Prior Period Collateral Based Impairments	5.7	—	—	5.7
Reversals due to Debt Payoffs & Warrant/Equity Sales	—	—	0.8	0.8
Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	0.1	(5.3)	0.5	(4.7)
Level 3 Assets	0.2	(1.0)	(0.5)	(1.3)

Total Fair Value Market/Yield Adjustments	0.3	(6.3)	—	(6.0)

Total Unrealized Appreciation/(Depreciation)*	$(8.0)	$(6.3)	$0.7	$(13.6)

*	Excludes unrealized depreciation from escrow receivable and taxes payable

During Q2 2016, we recorded approximately $13.6 million of net unrealized depreciation from our debt, equity and warrant investments. Approximately $8.0 million was net unrealized depreciation on our debt investments which primarily relates to $14.0 million of unrealized depreciation for collateral based impairments on ten portfolio companies offset by the reversal of $5.7 million unrealized depreciation for prior period collateral based impairments on four portfolio companies. Approximately $6.3 million was attributed to net unrealized depreciation on our equity investments which primarily relates to $5.3 million unrealized depreciation on our public equity portfolio with the largest concentration in our investment in Box, Inc. and $1.0 million of unrealized depreciation on our private portfolio companies related to portfolio company performance. This unrealized depreciation was offset by $694,000 of net unrealized appreciation on our warrant investments primarily attributed to the reversal of unrealized depreciation upon being realized as a loss due to the liquidation of our warrant investments in two portfolio companies.

Liquidity and Capital Resources

The Company ended Q2 2016 with $254.7 million in available liquidity, including $59.7 million in unrestricted cash and cash equivalents, and $195.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During Q2 2016, Hercules sold 1.0 million shares of common stock under its At-the-Market “ATM” equity distribution agreement, for total accumulated net proceeds of $11.3 million, all accretive to net asset value. Subsequent to June 30, 2016 and as of August 1, 2016 the Company sold 529,000 shares of common stock for total accumulated net proceeds of approximately an additional $6.5 million under its ATM equity distribution agreement. As of August 1, 2016, approximately 4.8 million shares remain available for issuance and sale under the equity distribution agreement.

In addition, the Company closed two additional underwritten unsecured bond offerings of $72.9 million and $69.0 million, representing aggregate gross principal amount of $141.9 million, of its 6.25% unsecured notes due 2024 (the “Notes”).

In April 2016, the Company also expanded its credit facility with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE: WFC), under which EverBank committed an additional $25.0 million, for a total credit capacity of $120.0 million under a $300.0 million accordion credit facility, subject to borrowing base, leverage and other restrictions.

In April 2016, $17.6 million of the Company’s Convertible Senior Notes matured and were settled and paid off, with a combination of cash and common stock.

Bank Facilities

As of Q2 2016, Hercules has two committed credit facilities with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE: WFC) and Union Bank for

$120.0 million and $75.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at June 30, 2016 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25% with no LIBOR floor.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our SBA debentures was 67.5%, as of June 30, 2016. Hercules’ GAAP leverage ratio, including our SBA debentures, was 94.0%, as of June 30, 2016.

Hercules has an SEC exemptive order relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $233.2 million to its balance sheet, bringing the maximum potential leverage to $908.0 million, or 126.5% (1.26:1), as of June 30, 2016, if it had access to such additional leverage.

As of June 30, 2016, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 248.1%, excluding the SBIC debentures as a result of our exemptive order from the SEC. This was down from 270.5% in Q1 2016, which was primarily driven from the debt issuance of $141.9 million in Q2 2016.

Available Unfunded Commitments – Representing only 5.7% of loan balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select Company’s portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2016, the Company had $71.2 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 5.7% of Hercules’ debt investment balance, at cost.

Existing Pipeline and Signed Term Sheets

Hercules finished Q2 2016 with $115.0 million in signed non-binding term sheets outstanding to seven new and existing companies. Since the close of Q2 2016 and as of August 2, 2016, Hercules closed debt and equity commitments of $61.0 million to new and existing portfolio companies, and funded $46.0 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of June 30, 2016, the Company’s net assets were $717.8 million, compared to $718.4 million at the end of Q1 2016.

As of June 30, 2016, net asset value per share was $9.66 on 74.3 million outstanding shares, compared to $9.81 on 73.2 million outstanding shares as of March 31, 2016. The change in NAV per share was primarily attributed to the change in unrealized depreciation in the second quarter, of which nearly 70% was related to public company mark-to-market.

Portfolio Asset Quality

As of June 30, 2016, the weighted average grade of the debt portfolio improved, on a cost basis, to 2.11 compared to 2.25 as of June 30, 2015 and 2.17 as of March 31, 2016, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3 rated investments.

Our policy is to lower the grading on our portfolio companies as they approach the point in time when they will require additional equity capital. Additionally, we may downgrade our portfolio companies if they are not meeting our financing criteria or are underperforming relative to their respective business plans. Various companies in our portfolio will require additional funding in the near term or have not met their business plans and therefore have been downgraded until their funding is complete or their operations improve.

The change in weighted average investment grading as of June 30, 2016 from March 31, 2016 is due to four portfolio companies being removed from Grade 3 through Grade 5.

As of June 30, 2016, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q2 2015 - Q2 2016 ($ in millions)

	Q2 2015		Q3 2015		Q4 2015		Q1 2016		Q2 2016
Grade 1 - High	233.8	20.5%	198.7	18.4%	215.2	19.4%	287.4	23.8%	328.1	27.1%
Grade 2	645.7	56.8%	636.5	59.1%	759.3	68.4%	636.0	52.7%	602.9	49.8%
Grade 3	140.2	12.3%	99.0	9.2%	44.8	4.0%	202.2	16.8%	226.9	18.7%
Grade 4	70.0	6.2%	59.7	5.5%	34.2	3.1%	40.4	3.4%	43.0	3.5%
Grade 5 - Low	47.9	4.2%	83.7	7.8%	56.7	5.1%	39.7	3.3%	10.9	0.9%

Weighted Avg.	2.25		2.33		2.16		2.17		2.11

As of June 30, 2016, the Company had six debt investments on non-accrual with a cumulative investment cost and approximate fair value of $34.5 million and $2.8 million, respectively, or 2.5% and 0.2% as a percentage of our total investment portfolio at cost and value, respectively. As of March 31, 2016, the Company had four debt investments on non-accrual with cumulative investment cost and fair value of approximately $49.8 million and $27.2 million, respectively.

	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016
Total Investments at Cost	$1,261.0	$1,200.0	$1,252.3	$1,344.3	$1,369.4
Loans on non-accrual as a % of Total
Investments at Value	1.9%	2.7%	1.9%	2.1%	0.2%
Loans on non-accrual as a % of Total	3.7%	4.1%	3.8%	3.7%	2.5%
Investments at Cost

Debt Investment Portfolio Well Positioned for Raising Rates - High Asset Sensitivity - Will Help Drive Earnings Growth

We are well positioned and have constructed a very asset sensitive debt investment portfolio and have structured our debt borrowings for any eventual increases in market rates that may occur in the near future, with 92.8% of our debt investment portfolio being priced at floating interest rates or floating interest rates as of June 30, 2016, with a Prime or LIBOR-based interest rate floor, which coupled with 100% of our outstanding debt borrowings bearing fixed interest rates, would potentially lead to higher net investment income to our shareholders.

Based on our Consolidated Statement of Assets and Liabilities as of June 30, 2016, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in our debt investments and borrowings.

We expect each 25 bps increase in the Prime Rate to contribute approximately $1.8 million, or $0.02 per share, of net investment income.

(in thousands) Basis Point Change	Interest Income	Interest Expense	Net Income	EPS(1)
-100	$(1,906)	$(154)	$(1,752)	$(0.02)
25	$1,868	$61	$1,807	$0.02
50	$3,736	$121	$3,615	$0.05
75	$5,604	$182	$5,422	$0.07
100	$7,473	$243	$7,230	$0.10
200	$17,434	$485	$16,949	$0.23
300	$28,539	$728	$27,811	$0.38

(1)	EPS calculated on basic weighted shares outstanding of 72,746

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 52 portfolio companies with a fair value of $65.9 million and a cost basis of $70.2 million as of June 30, 2016. On a fair value basis, 31.0% or $20.6 million is related to existing public equity positions, primarily concentrated in Box, Inc., which had a fair value of $12.8 million, compared to a cost basis of $5.7 million, at June 30, 2016. As of June 30, 2016, the potential unrealized gain in Box was approximately $7.1 million, or $0.10 in EPS.

Warrant Portfolio

Hercules held warrant positions in 139 portfolio companies with a fair value of $25.1 million and a cost basis of $43.3 million as of June 30, 2016. Hercules’ historical realized gross warrant/equity multiples generally range from 1.0x to 29.2x, with an average historical gross warrant/equity multiple of 3.74x and a weighted average fully realized IRR of 24.2%.

Portfolio Company IPO and M&A Activity in Q2 2016

IPO Activity

1.	As of June 30, 2016, Hercules held warrant and equity positions in five (5) portfolio companies that had filed Registration Statements in contemplation of a potential IPO:

•	In June 2016, Hercules’ portfolio company, TPI Composites, filed a Form S-1 Registration with the SEC in contemplation of a potential public offering.

a.	In July 2016, TPI Composites (NASDAQ: TPIC) completed its initial public offering.

•	Four companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.	In May 2016, Jazz Pharmaceuticals plc (NASDAQ: JAZZ) announced that it had entered into a definitive agreement to acquire Hercules’ portfolio company Celator Pharmaceuticals, Inc. (NASDAQ: CPXX) for approximately $1.5 billion.

2.	In May 2016, Pfizer Inc. (NYSE: PFE) announced that it had entered into a definitive agreement to acquire former Hercules’ portfolio company Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC) for approximately $5.2 billion. The transaction closed in June 2016.

3.	In May 2016, Grupo Ferrer Internacional, S.A. announced that it had entered into a definitive agreement under which Ferrer Pharma Inc. (“Ferrer Pharma”), a wholly-owned subsidiary of Ferrer, to acquire former Hercules’ portfolio company Alexza Pharmaceuticals, Inc. (NASDAQ: ALXA) for $0.90 per share in cash.

4.	In June 2016, Gannett Co., Inc. (NYSE: GCI) announced that it had entered into a definitive agreement to acquire Hercules’ portfolio company ReachLocal, Inc. (NASDAQ: RLOC) for $4.60 per share in cash, via a tender offer. Hercules currently holds warrants for 300,000 shares of common stock, as of June 30, 2016.

5.	In June 2016, Hercules’ portfolio company Sungevity, Inc. announced that it had entered into a definitive merger agreement with Easterly Acquisition Corp. (NASDAQ: EACQ). Upon completion of the transaction Easterly will change its name to Sungevity Holdings, Inc. and will trade on the NASDAQ stock exchange under the ticker symbol SGVT. Hercules currently holds 68.8 million shares of Preferred Series D stock, and warrants for 20.0 million shares of common stock and 32.5 million shares of Preferred Series C stock, as of June 30, 2016.

6.	In June 2016, Vista Equity Partners announced that it intends to acquire Hercules’ portfolio company Ping Identity. Financial terms were not disclosed. The transaction closed on June 30, 2016. Hercules held 684,004 shares of Preferred Series B stock, as of March 31, 2016.

Dividends

The Board of Directors has declared a second quarter cash dividend of $0.31 per share. This dividend would represent the Company’s 44th consecutive dividend declaration since its IPO, bringing the total cumulative dividend declared to date to $12.16 per share. The following shows the key dates of our second quarter 2016 dividend payment:

Record Date            August 15, 2016

Payment Date          August 22, 2016

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that the Company may distribute approximately all of its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the dividends declared during the quarter ended June 30, 2016, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2016 distributions to stockholders will actually be.

Subsequent Events

1.	As of August 2, 2016, Hercules has:

a.	Closed debt and equity commitments of $61.0 million to new and existing portfolio companies, and funded $46.0 million since the close of the second quarter.

b.	Pending commitments (signed non-binding term sheets) of $60.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)

January 1 – June 30, 2016 Closed Commitments(a)	$424.8
Q3-16 Closed Commitments (as of August 2, 2016)(a)	$61.0
Total Year-to-date 2016 Closed Commitments (a)	$485.8
Q3-16 Pending Commitments (as of August 2, 2016) (b)	$60.0
Year-to-date 2016 Closed and Pending Commitments	$545.8

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	On May 1, 2016, Hercules’ portfolio company, BIND Therapeutics, Inc. (Nasdaq: BIND), filed for Voluntary Chapter 11 Bankruptcy Protection in the District of Delaware. In that filing, BIND claims it will pursue strategic and financial alternatives to continue as a going concern and that their cash and assets exceed the debt amount due to Hercules Capital. Hercules’ agreements with BIND have affirmative and negative covenants and events of defaults customary for a senior secured lending transaction of this nature. On July 27, 2016, the U.S. Bankruptcy Court approved a $40 million offer from Pfizer Inc. to buy the assets of BIND and subsequently leading to Hercules fully recovering its outstanding loan obligation from BIND.

3.	In July 2016, Nuance Communications, Inc. (NASDAQ: NUAN) announced that it had entered into a definitive agreement to acquire Hercules’ portfolio company TouchCommerce for approximately $215 million. Hercules currently holds warrants for 2.3 million shares of Preferred Series E stock as of June 30, 2016.

4.	Subsequent to June 30, 2016 and as of August 1, 2016, the Company sold 529,000 shares of common stock for total accumulated net proceeds of approximately $6.5 million under its ATM equity distribution agreement. As of August 1, 2016 approximately 4.8 million shares remain available for issuance and sale under the equity distribution agreement.

Conference Call

Hercules has scheduled its second quarter 2016 financial results conference call for August 4, 2016 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 48803298 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 48803298.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.1 billion to over 350 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of:

•	7.00% Unsecured Notes due April 2019 (NYSE: HTGZ)

•	7.00% Unsecured Notes due September 2019 (NYSE: HTGY)

•	6.25% Unsecured Notes due July 2024 (NYSE: HTGX)

Forward-Looking Statements

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	June 30, 2016	December 31, 2015
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,334,302 and $1,238,539, respectively)	1,292,934	1,192,652
Control investments (cost of $21,294 and $0, respectively)	4,000	—
Affiliate investments (cost of $13,799 and $13,742, respectively)	5,844	7,986

Total investments, at value (cost of $1,369,395 and $1,252,281, respectively)	1,302,778	1,200,638
Cash and cash equivalents	59,715	95,196
Restricted cash	3,605	9,191
Interest receivable	9,453	9,239
Other assets	19,620	9,720

Total assets	$1,395,171	$1,323,984

Liabilities
Accounts payable and accrued liabilities	$16,681	$17,241
Long-Term Liabilities (Convertible Senior Notes), net (principal of $0 and $17,604) (1)	—	17,478
Wells Facility	—	50,000
2021 Asset-Backed Notes, net (principal of $129,300 and $129,300, respectively) (1)	127,461	126,995
2019 Notes, net (principal of $110,364 and $110,364, respectively) (1)	108,499	108,179
2024 Notes, net (principal of $244,945 and $103,000, respectively) (1)	237,570	100,128
Long-Term SBA Debentures, net (principal of $190,200 and $190,200, respectively) (1)	187,165	186,829

Total liabilities	$677,376	$606,850
Net assets consist of:
Common stock, par value	75	73
Capital in excess of par value	774,339	752,244
Unrealized depreciation on investments(2)	(68,046)	(52,808)
Accumulated realized gains on investments	23,550	27,993
Distributions in excess of net investment income	(12,123)	(10,368)

Total net assets	$717,795	$717,134

Total liabilities and net assets	$1,395,171	$1,323,984

Shares of common stock outstanding ($0.001 par value, 200,000,000 and 100,000,000 authorized, respectively)	74,320	72,118
Net asset value per share	$9.66	$9.94

(1)	The Company’s SBA Debentures, 2019 Notes, 2024 Notes, 2021 Asset-Backed Notes, and Convertible Senior Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.
(2)	Amounts include $1.4 million and $1.2 million, respetively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, estimated taxes payable and Citigroup warrant participation agreement liabilities.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Investment income:
Interest income
Non-control/Non-affiliate investments	$39,571	$35,144	$75,980	$65,605
Affiliate investments	50	96	115	195

Total interest income	39,621	35,240	76,095	65,800

Fees
Non-control/Non-affiliate investments	3,917	2,886	6,382	4,819
Affiliate investments	—	—	—	1

Total fees	3,917	2,886	6,382	4,820

Total investment income	43,538	38,126	82,477	70,620
Operating expenses:
Interest	7,572	7,571	14,589	15,425
Loan fees	1,278	1,580	2,267	3,093
General and administrative	4,401	4,069	7,980	7,687
Employee compensation:
Compensation and benefits	5,331	5,857	10,016	9,653
Stock-based compensation	1,602	2,267	4,174	4,987

Total employee compensation	6,933	8,124	14,190	14,640

Total operating expenses	20,184	21,344	39,026	40,845
Loss on debt extinguishment (Long-Term Liabilities - Convertible Senior Notes)	—	(1)	—	(1)

Net investment income	23,354	16,781	43,451	29,774
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	25	(1,254)	(4,443)	2,058

Total net realized gain (loss) on investments	25	(1,254)	(4,443)	2,058

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(8,159)	(12,854)	(9,618)	(9,554)
Control investments	(3,421)	—	(3,421)	—
Affiliate investments	(2,324)	79	(2,199)	2,392

Total net unrealized depreciation on investments	(13,904)	(12,775)	(15,238)	(7,162)

Total net realized and unrealized loss	(13,879)	(14,029)	(19,681)	(5,104)

Net increase in net assets resulting from operations	$9,475	$2,752	$(23,770)	$24,670

Net investment income before investment gains and losses per common share:
Basic	$0.32	$0.23	$0.59	$0.43

Change in net assets resulting from operations per common share:
Basic	$0.13	$0.03	$0.32	$0.35

Diluted	$0.13	$0.03	$0.32	$0.35

Weighted average shares outstanding
Basic	72,746	71,368	71,959	67,596

Diluted	72,762	71,593	71,965	67,901

Dividends declared per common share:
Basic	$0.31	$0.31	$0.62	$0.62

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended June 30,
	2016	2015
Reconciliation of Net Investment Income to DNOI
Net investment income	$23,354	$16,781
Stock-based compensation	1,602	2,267

DNOI	$24,956	$19,048
DNOI per share-weighted average common shares
Basic	$0.34	$0.27

Weighted average shares outstanding
Basic	72,746	71,368

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

June 30, 2016
Total Debt (Principal Outstanding)	$674,809
Cash and cash equivalents	(59,715)

Numerator: net debt (total debt less cash and cash equivalents)	$615,094
Denominator: Total net assets	$717,795
Net Leverage Ratio	85.7%

Net leverage ratio is calculated by deducting the outstanding cash at June 30, 2016 of $59.7 million from total debt of $674.8 million divided by our total equity of $717.8 million, resulting in a net leverage ratio of 85.7%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.